Exhibit 99.1

Mohegan Tribal Gaming Authority Unveils Plans for Gaming and Entertainment Destination at Pocono Downs

Plains, Pennsylvania July 21, 2005—Robert Soper, CEO of Downs Racing L.P. (“Downs Racing”), the owner of Pocono Downs, will unveil plans for the proposed gaming and entertainment facility to be constructed on the existing grounds of Pocono Downs racetrack on Route 315 in Plains Township. Representatives of the Mohegan Tribe and the Mohegan Tribal Gaming Authority (the “Authority”), the owner of Downs Racing, based in Uncasville, Connecticut will be present for the unveiling of both the plans and the facility’s new name and logo.

The new name “Mohegan Sun at Pocono Downs” and the corresponding brand logo incorporates the tradition of the existing facility as well as the brand image and experience of Mohegan Sun. Mr. Soper states, “We want to extend the Mohegan Sun brand and the quality associated with it, while recognizing and incorporating the goodwill of Pocono Downs—especially the great tradition of harness racing.”

Over the last several months, the Pocono Downs team, in conjunction with the architectural firm of Jeter, Cook & Jepson, have been designing the new gaming and entertainment facility to be located behind the existing grandstand and clubhouse. As part of the formal approval process, the team has submitted plans to the Plains Township Planning Commission.

Illustrations will highlight a complete entertainment experience including approximately 2,000 slot machines, 3 full-service restaurants, a 300 seat buffet, a 15,000 square foot food court, several bars and lounges, an 18,000 square foot nightclub, a “Kid’s Quest” center, 20,000 square feet of retail space, new parking facilities and an enhanced employee services area. Mohegan Sun at Pocono Downs, will be comprised of approximately 400,000 square feet and will be constructed under the direction of Keating Building Corporation, which will serve as the Construction Manager for the project.

Mr. Soper adds, “Clearly, our plans will be to construct a first class facility that Northeast Pennsylvania will be proud of, though we recognize, as we have in Connecticut, that it is the unrelenting commitment to superior customer service that will enable us to provide a truly top notch and memorable experience to our guests.”

Construction will begin immediately upon issuance of the conditional slot license by the Pennsylvania Gaming Control Board, anticipated in early 2006. The opening date is projected to be approximately 14 months from the beginning of construction. Estimated cost of construction for the facility is between $140 and $160 million.

In addition to the development of the new casino and entertainment facility, there are plans to make significant improvements and additions to the existing Pocono Downs Clubhouse and Grandstand including a new simulcast facility, a two-story addition to the Grandstand, the installation of approximately 1,000 slot machines (upon receipt of a conditional license) and a new 10,000 square foot food court. These improvements are estimated to cost up to $47 million and construction is scheduled to begin in September of this year and last approximately 6 months.

Careful consideration was given to the thought of providing an “interim” facility and gaming product prior to construction of the new venue. Mr. Soper sights various benefits: “These improvements will enable us to improve horse racing through designated slot revenues, increase purses and provide a better environment for horse race patrons. These improvements will also generate jobs for the community and potentially provide residents with property tax relief sooner.”

The Grandstand and Clubhouse will be connected to the new venue upon its completion, allowing visitors to experience a variety of entertainment options. More information is available at www.mohegansun.com

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation, and at Pocono Downs, a harness racetrack located in Plains, Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.